EXHIBIT 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

September 11, 2020

Ontrak, Inc. 2120 Colorado Avenue, #230 Santa Monica, California 90404
Ladies and Gentlemen:

We have acted as securities counsel for Ontrak, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (including the prospectus constituting part thereof (the “Prospectus”)) to which this opinion letter has been filed as an exhibit (the “Registration Statement”), relating to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of shares of 9.50% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) pursuant to an At Market Issuance Sales Agreement between the Company and B. Riley Securities, Inc., as sales agent (the “Sales Agreement”). The Series A Preferred Stock is exchangeable for shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) pursuant to its terms in certain circumstances. The Series A Preferred Stock and any Common Stock that may be issuable pursuant to the terms thereof are collectively referred to herein as the “Securities.” The Securities being registered for sale by the Company are for a maximum aggregate offering price of $50,000,000. The Securities will be offered and sold from time to time pursuant to Rule 415 under the Securities Act and it is contemplated that the Prospectus included in the Registration Statement may be supplemented by one or more Prospectus Supplements.

In rendering our opinions set forth below, we have reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; and (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that:

1. The Common Stock duly issued upon the exchange of any shares of Series A Preferred Stock, upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock against payment therefor as set forth in the Registration Statement, Prospectus or a Prospectus Supplement will be validly issued, fully paid and non-assessable.

2. The Series A Preferred Stock, upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Stock against payment therefor as set forth in the Registration Statement, Prospectus or a Prospectus Supplement, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of any Securities thereunder; (ii) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement, the Prospectus, any applicable Prospectus Supplement and the Sales Agreement; (iii) the total number of shares of Common Stock and Series A Preferred Stock issuable (including upon

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September 11, 2020 Page 2

conversion, exchange or exercise of any other Security) will not exceed the total number of shares of Common Stock and Preferred Stock, as the case may be, that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation; and (iv) all Securities will be issued in compliance with applicable federal and state securities laws.

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP